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                                                      OMB Approval
                UNITED STATES                         OMB Number:  3235-0058
     SECURITIES AND EXCHANGE COMMISSION               Expires: January 31, 2005
           WASHINGTON, D.C.  20549                    Estimated average burden
                FORM 12B-25                           hours per response 2.50


                                                     SEC  FILE  NUMBER
                                                     001-11624
           NOTIFICATION OF LATE FILING               CUSIP NUMBER

(Check One):  []10-K    [] Form 20-F    [] Form 11-K    [X] Form 10-Q  [] N-SAR

For Period Ended:     September 30, 2002
                      ------------------
[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended: ________________

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   Read Instruction (on back page) Before Preparing Form. Please Print or Type
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
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                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
                   ==========================================

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
________________________________________________________________________
PART I -- REGISTRANT INFORMATION

Univercell Holdings, Inc.
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Full Name of Registrant

HyperMedia Communications, Inc.
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Former Name if Applicable

1777 Reiserstown Road, Suite 295
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Address of Principal Executive Officer (Street and Number)

Baltimore, MD  21208
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City, State and Zip Code

PART II -- RULES 12B-25(B)AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a) The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

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[X]     (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K, Form N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant did not obtain all information necessary for the report prior to the November 14, 2002 filing due date, and therefore was not able to prepare the report and complete the financial statements and Management's Discussion and Analysis, and have the report reviewed by registrant's attorneys and accountant, prior to the filing due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          Sean Fulda                      (800)            765-2355
     --------------------              -----------    -----------------
           (Name)                      (Area Code)    (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
identify  report(s).  [X]Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[  ]Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            UNIVERCELL HOLDINGS, INC.
                            -------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     November 14, 2002                By: /s/ Sean Y. Fulda
                                             ------------------
                                          Chief Executive Officer




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